Exhibit 99.1

PRESS RELEASE

10/23/12

Carlisle Companies Reports $1.08 Earnings Per Share from Continuing Operations on Record Third Quarter Sales and Operating Earnings; Earnings Per Share Includes Restructuring Charge of $0.08

CHARLOTTE, NORTH CAROLINA, October 23, 2012 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $910.2 million for the quarter ended September 30, 2012, a 4.6% increase from net sales of $870.5 million in the third quarter of 2011.  Acquisitions in the Interconnect Technologies and Construction Materials segments contributed 3.9% to sales in the third quarter.  Organic sales growth was 1.3%.  The negative impact on net sales from fluctuations in foreign exchange was less than 1%.

Income from continuing operations in the third quarter 2012 rose 30% to $69.7 million, or $1.08 per diluted share.  Income growth was primarily driven by increased selling price realization and savings from the Carlisle Operating System partially offset by lower manufacturing absorption.  Results for the third quarter 2012 include $5.3 million in after tax charges, or $0.08 per diluted share, related to restructuring actions taken at Carlisle FoodService Products.  By comparison, results for the third quarter 2011 included $3.7 million in after tax charges related to plant restructuring and management and organizational charges in the Transportation Products segment.

For the nine months ended September 30, 2012, net sales from continuing operations of $2.78 billion increased by 14.3% over the prior year period, reflecting organic growth of 9.5% and acquisition growth of 5.3%.  Income from continuing operations for the nine months ended September 30, 2012 rose 54% to $219.2 million, or $3.43 per diluted share, as compared to income of $142.3 million, or $2.26 per diluted share, for the same prior year period.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “We are very pleased with our overall earnings growth and margin expansion during the third quarter despite slowing conditions in some of our markets.  We leveraged 5% sales growth into 35% EBIT growth, including the restructuring charge. EBIT margin rose by 280 basis points to 12.2% in the third quarter of 2012.   In addition, we generated $136 million in free cash flow (operating cash flow minus capital expenditures) during the third quarter of 2012.

“Our Construction Materials segment (CCM) continued its solid earnings performance with an EBIT margin increase of 380 basis points to 17.4% on strong selling price realization.

“Results at Carlisle Interconnect Technologies (CIT) continue to benefit from strong market growth. Sales grew 52% on strong demand in the commercial aerospace market as well as acquired growth from Tri-Star. CIT’s EBIT was up 72% with an EBIT margin increase of 190 basis points to 16.3%.

“At Carlisle Transportation Products (CTP), we made solid gains in our operating performance improving from a $10.1 million loss in the same prior year period, due to Jackson, TN plant performance issues, to earnings of $6.5 million this quarter.

“As we anticipated during our second quarter earnings call, sales at Carlisle Brake & Friction (CBF) declined in the third quarter when compared to a record sales quarter in 2011, reflecting lower demand from a slowing global economy as well as our decision to exit certain low margin product lines.  Despite a 12% sales decline in the third quarter, CBF achieved an impressive EBIT margin of 16.8%.

“At Carlisle FoodService Products (CFS) we decided to close our Reno, NV distribution center and our China manufacturing facility and exit the flameless chafer product line, resulting in pre-tax charges of $6.9 million, of which $6.0 million is non-cash.  Another $1.2 million in related expense is expected in the fourth quarter to complete these activities. Exiting these unprofitable operations is expected to result in annualized savings of approximately $5 million and improve CFS’ longer-term margin profile.

“During the third quarter, we reduced our debt by $125 million.  As of September 30, 2012, we have $430 million in borrowing availability under our revolver and $87 million of cash on hand.”

Roberts concluded by stating, “Although challenging economic conditions worldwide are impacting demand in some of our markets, we continue to be focused on margin performance and long-term investment in our businesses, which will drive sales growth and operating efficiencies.  For the full year 2012, we expect sales percentage growth to be in the low double digits, including acquisitions, and are on track for significant year-over-year margin improvement.  With our strong balance sheet, we are well positioned to pursue growth opportunities directed towards achieving our long-term goals.”

Segment Results

Carlisle Construction Materials (CCM):  Net sales in the third quarter of 2012 increased 3.3% to $456.7 million, reflecting organic growth of 1.3% and acquisition growth of 2.4%, partially offset by negative foreign exchange of 0.4%.  The acquisitions of PDT and Hertalan added $10.5 million to net sales.  Organic growth of 1.3% reflected higher selling prices that were partly offset by lower sales volumes from reduced reroofing demand.  Reroofing demand was negatively impacted in part by an uncertain economic environment  as well as prolonged drought-like conditions in many regions throughout the U.S.  Overall EBIT margin at CCM rose 380 basis points to 17.4% in the third quarter 2012 from selling price realization partially offset by lower sales volume and reduced overhead absorption.

Carlisle Transportation Products (CTP):  Net sales in the third quarter of 2012 increased slightly to $158.2 million. Sales in the high speed trailer and power sports markets grew by 18% and 9%, respectively.  Sales in the outdoor power equipment market declined by 22%, reflecting the impact of the drought in parts of the U.S.  EBIT margin improved significantly from negative 6.4% in the prior year period to positive 4.1% in the third quarter 2012 due to the non-recurrence of 2011 plant start-up inefficiencies, lower raw material costs and other operating expense savings.  Included in EBIT for the 2011 period was $4.0 million for management and organizational charges and $1.3 million in plant restructuring costs.

Carlisle Brake & Friction (CBF): Net sales in the third quarter of 2012 decreased 12% to $117.6 million, comprised of 10.2% organic sales reduction and 2.2% reduction from foreign exchange.  Sales for CBF’s off-highway braking applications to the construction market declined by 20%, reflecting slowing worldwide demand.  Partially offsetting the decline were increased sales in the agriculture and mining markets of 10% and 4%, respectively.  CBF’s EBIT margin during the third quarter of 2012 decreased by 210 basis points to 16.8% reflecting lower sales volumes and the non-recurrence of a favorable adjustment during the prior year related to the Hawk acquisition.

Carlisle Interconnect Technologies (CIT): Net sales in the third quarter of 2012 grew 52% to $115.0 million on organic sales growth of 21% and acquisition growth of 31%.  CIT continued to experience healthy demand in the commercial aerospace market, with increased sales in this market up 25%.  This increase was partially offset by 2% lower sales in the military market and 15% lower sales in the test and measurement market.  The acquisition of Tri-Star Electronics contributed $23.2 million to net sales and $3.8 million to EBIT in the third quarter of 2012.  CIT’s margin improvement of 190 basis points to 16.3% in the third quarter 2012 reflected leverage on higher sales volume.

Carlisle FoodService Products (CFS): Net sales in the third quarter of 2012 increased by 2.1% to $62.7 million reflecting higher selling prices partially offset by lower sales volume.  CFS incurred charges of $6.9 million during the third quarter of 2012 for restructuring actions related to certain manufacturing and distribution operations and its exit from the flameless chafer product line.  CFS’ EBIT margin declined from 7.3% in the same prior year period to a loss of 1.9% during the third quarter of 2012 due to restructuring charges, partially offset by margin improvement from selling price realization.

Corporate Expense

Increase in corporate expense for the third quarter of 2012 to $12.8 million from $9.1 million in the prior year period reflects expense related to corporate-led companywide initiatives in business development, procurement and management development, higher incentive-based compensation expense, and non-recurrence of $0.8 million in foreign exchange gains in the prior year.

Cash Flow

Cash flow provided from operations of $323.2 million for the nine months ended September 30, 2012 rose by $204.3 million on higher net income of $80.7 million and a $112.5 million improvement in the amount of cash provided from working capital in 2012 versus cash used for working capital in 2011. For the first nine months of 2012, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, of receivables, plus inventory, less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) increased to 22.1%, as compared to 21.5% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures) increased by $159.1 million during the first nine months of 2012 versus the same prior year period. The Company expects full year capital expenditures will be approximately $135 - $140 million.

During the third quarter 2012, the Company increased its quarterly dividend by 11.1% and paid down $125 million in debt.  As of September 30, 2012, the Company had available borrowings under its $600 million credit facility of $430 million.

Conference Call and Webcast

The Company will discuss third quarter 2012 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our employees worldwide, who generated $3.2 billion in net sales in 2011, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per share amounts)	2012	2011	2012	2011

Net sales	$910.2	$870.5	$2,783.8	$2,434.9

Cost and expenses:
Cost of goods sold	684.3	683.0	2,091.2	1,916.6
Selling and administrative expenses	101.1	99.9	314.6	277.8
Research and development expenses	8.1	7.1	24.4	21.4
Other loss (income), net	6.1	(1.3)	6.5	(3.3)

Earnings before interest and income taxes	110.6	81.8	347.1	222.4

Interest expense, net	6.2	5.5	19.2	15.5
Earnings before income taxes from continuing operations	104.4	76.3	327.9	206.9

Income tax expense	34.7	22.6	108.7	64.6
Income from continuing operations	69.7	53.7	219.2	142.3

Discontinued operations
Income (loss) from discontinued operations	(0.2)	—	3.3	(1.2)
Income tax (income) expense	—	—	0.1	(0.6)
Income (loss) from discontinued operations	(0.2)	—	3.2	(0.6)
Net income	$69.5	$53.7	$222.4	$141.7

Basic earnings per share attributable to common shares
Income from continuing operations	$1.11	$0.86	$3.50	$2.29
Income (loss) from discontinued operations	(0.01)	—	0.05	—
Basic Earnings per share	$1.10	$0.86	$3.55	$2.29

Diluted earnings per share attributable to common shares
Income from continuing operations	$1.08	$0.85	$3.43	$2.26
Income (loss) from discontinued operations	—	—	0.05	(0.02)
Diluted Earnings per share	$1.08	$0.85	$3.48	$2.24

Average shares outstanding - in thousands
Basic	62,708	61,599	62,347	61,396
Diluted	63,946	62,403	63,520	62,322

Dividends declared and paid	$12.6	$11.2	$35.1	$32.3
Dividends declared and paid per share	$0.20	$0.18	$0.56	$0.52

(1) Numerator for basic and dilutes EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$69.3	$53.2	$217.9	$140.9
Net income	$69.1	$53.2	$221.1	$140.4

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
Dollars in millions, expect for percentages	2012	2011	Amount	Percent	2012	2011	Amount	Percent
Net Sales
Carlisle Construction Materials	$456.7	$442.2	$14.5	3.3%	$1,280.5	$1,105.5	$175.0	15.8%
Carlisle Transportation Products	158.2	157.0	1.2	0.8%	593.0	553.4	39.6	7.2%
Carlisle Brake & Friction	117.6	134.2	(16.6)	-12.4%	384.6	381.4	3.2	0.8%
Carlisle Interconnect Technologies	115.0	75.7	39.3	51.9%	340.5	213.1	127.4	59.8%
Carlisle FoodService Products	62.7	61.4	1.3	2.1%	185.2	181.5	3.7	2.0%
	$910.2	$870.5	$39.7	4.6%	$2,783.8	$2,434.9	$348.9	14.3%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$79.6	$60.2	$19.4	32.2%	$207.0	$132.4	$74.6	56.3%
Carlisle Transportation Products	6.5	(10.1)	16.6	164.4%	44.6	8.7	35.9	412.6%
Carlisle Brake & Friction	19.8	25.4	(5.6)	-22.0%	69.8	66.0	3.8	5.8%
Carlisle Interconnect Technologies	18.7	10.9	7.8	71.6%	52.8	31.5	21.3	67.6%
Carlisle FoodService Products	(1.2)	4.5	(5.7)	-126.7%	10.0	15.3	(5.3)	-34.6%
Corporate	(12.8)	(9.1)	(3.7)	-40.7%	(37.1)	(31.5)	(5.6)	-17.8%
Total	$110.6	$81.8	$28.8	35.2%	$347.1	$222.4	$124.7	56.1%

EBIT Margins
Carlisle Construction Materials	17.4%	13.6%			16.2%	12.0%
Carlisle Transportation Products	4.1%	-6.4%			7.5%	1.6%
Carlisle Brake & Friction	16.8%	18.9%			18.1%	17.3%
Carlisle Interconnect Technologies	16.3%	14.4%			15.5%	14.8%
Carlisle FoodService Products	-1.9%	7.3%			5.4%	8.4%
Corporate	-1.4%	-1.0%			-1.3%	-1.3%
Total	12.2%	9.4%			12.5%	9.1%

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in millions, except share amounts)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$87.1	$74.7
Receivables, less allowance of $10.9 in 2012 and $9.5 in 2011	565.7	486.4
Inventories	537.0	539.0
Deferred income taxes	54.7	51.3
Prepaid expenses and other current assets	32.0	60.1
Current assets held for sale	—	2.6
Total current assets	1,276.5	1,214.1

Property, plant and equipment, net of accumulated depreciation	603.4	560.3

Other assets:
Goodwill, net	859.1	845.2
Other intangible assets, net	479.1	479.2
Other long-term assets	25.2	19.0
Non-current assets held for sale	—	20.1
Total other assets	1,363.4	1,363.5

TOTAL ASSETS	$3,243.3	$3,137.9

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$170.1	$158.1
Accounts payable	274.7	260.8
Accrued expenses	209.0	178.3
Deferred revenue	16.9	16.3
Total current liabilities	670.7	613.5

Long-term liabilities:
Long-term debt	404.5	604.3
Deferred revenue	136.9	129.7
Other long-term liabilities	298.0	290.3
Total long-term liabilities	839.4	1,024.3

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 62,565,246 outstanding in 2012 and 61,664,813 outstanding in 2011	78.7	78.7
Additional paid-in capital	159.7	120.2
Cost of shares in treasury - 16,096,002 shares in 2012 and 16,467,760 shares in 2011	(215.9)	(219.9)
Accumulated other comprehensive loss	(42.6)	(45.0)
Retained earnings	1,753.3	1,566.1
Total shareholders’ equity	1,733.2	1,500.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,243.3	$3,137.9

Carlisle Companies Incorporated

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2012	2011

Operating activities
Net income	$222.4	$141.7
Reconciliation of net income to cash flows from operating activities:
Depreciation	55.7	51.2
Amortization	22.8	13.4
Non-cash compensation, net of tax benefit	5.8	9.7
(Gain) Loss on sale of businesses	(3.7)	0.4
Loss on sale of property and equipment, net	0.9	0.6
Loss on impairment of assets	6.1	0.4
Deferred taxes	(4.6)	(0.4)
Foreign exchange loss (gain)	1.8	(1.0)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(76.4)	(146.1)
Inventories	11.4	(43.9)
Prepaid expenses and other assets	21.6	14.4
Accounts payable	11.1	80.3
Accrued expenses and deferred revenues	40.8	(6.3)
Long-term liabilities	6.7	4.3
Other operating activities	0.8	0.2
Net cash provided by operating activities	323.2	118.9

Investing activities
Capital expenditures	(93.7)	(48.5)
Acquisitions, net of cash	(49.3)	(108.7)
Proceeds from sale of property and equipment	—	1.3
Proceeds from sale of businesses	25.8	5.3
Other investing activities	—	(0.3)
Net cash used in investing activities	(117.2)	(150.9)

Financing activities
Net change in short-term borrowings and revolving credit lines	(189.3)	103.0
Redemption of Hawk bonds	—	(59.0)
Dividends	(35.1)	(32.3)
Treasury shares and stock options, net	29.9	12.3
Net cash provided by (used in) financing activities	(194.5)	24.0

Effect of exchange rate changes on cash	0.9	0.4
Change in cash and cash equivalents	12.4	(7.6)
Cash and cash equivalents
Beginning of period	74.7	89.4
End of period	$87.1	$81.8